Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV ANNOUNCES CHIEF ACCOUNTING OFFICER RETIREMENT AND APPOINTMENT

HOUSTON, TX, September 27, 2021 — NOV Inc. (NYSE: NOV) today announced Scott K. Duff Vice President, Corporate Controller and Chief Accounting Officer, notified the Company of his intention to retire. Mr. Duff will step down from his current role effective November 1, 2021 and remain employed as an advisor until his retirement on February 28, 2022. Christy H. Novak will succeed Mr. Duff as Vice President, Corporate Controller and Chief Accounting Officer effective November 1, 2021.

“On behalf of the entire organization I would like to thank Scott for his innumerable contributions during his nearly 18-year career with NOV,” commented Jose Bayardo, Senior Vice President and Chief Financial Officer. “Scott’s leadership, underpinned by intelligence, rigor, discipline and integrity, will have a lasting influence on our organization. I am especially grateful for the deep bench of talented professionals he developed and mentored within our accounting organization, including Christy Novak, who will carry forward his legacy of excellence. Scott will be greatly missed by all of us at NOV and we wish him the very best in his retirement.”

“We are excited to announce the promotion of Christy Novak to be NOV’s Chief Accounting Officer. As a key executive within our finance organization over the past 16 years, Christy has proven her capabilities as a builder and leader of high performing teams, a driver of continuous process improvements, and a strong technical accountant. She is a true professional and we are eager to see the positive impact she will have on our accounting group and on the broader organization as a member of the leadership team within NOV.”

Christy Novak has served as NOV’s Vice President of Accounting Systems since August 2020, where she has been leading efforts to design, implement, rationalize, and improve efficiencies of NOV’s accounting systems and processes. From October 2013 to August 2020, she served as the Vice President of Finance for the Company’s Rig Technologies operating segment. During her 16 years with NOV, Ms. Novak has advanced through several positions of increasing responsibility and successfully led initiatives to strengthen and streamline accounting functions. Prior to joining NOV, she spent nearly 10 years in public accounting with Ernst & Young where she served various audit clients in the manufacturing and energy industries. Ms. Novak graduated from Texas A&M University with a BBA in Accounting and is a Certified Public Accountant.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com